As filed with the Securities and Exchange Commission on July 1, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
QXO, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	16-1633636 (I.R.S. Employer Identification Number)
Five American Lane Greenwich, Connecticut 06831 (888) 998-6000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Christopher Signorello, Esq. Five American Lane Greenwich, Connecticut 06831 (888) 998-6000 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-3 (this “Registration Statement”) registers 19,352 shares of common stock, par value $0.00001 per share (the “QXO common stock”), of QXO, Inc. (“QXO,” “we,” the “Company” or the “Registrant”) to be offered in connection with certain equity awards assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of April 18, 2026 (the “TopBuild Merger Agreement”), by and among QXO, Titanium MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned subsidiary of QXO (“Forward Merger Sub”), and TopBuild Corp., a Delaware corporation (“TopBuild”).
On July 1, 2026, pursuant to the TopBuild Merger Agreement, (i) Titanium Merger Sub merged with and into TopBuild (the “Titanium Merger”), with TopBuild surviving as a wholly owned subsidiary of QXO, and (ii) immediately thereafter, TopBuild merged with and into Forward Merger Sub (the “Forward Merger” and, together with the Titanium Merger, the “Merger”), with Forward Merger Sub surviving as a wholly owned subsidiary of QXO.
Pursuant to the terms of the TopBuild Merger Agreement, each (i) outstanding and not yet settled award of restricted stock units with respect to TopBuild common stock for which vesting was solely based on service-based conditions (each, a “TopBuild RSU Award”) and (ii) outstanding and not yet settled award of restricted stock units with respect to TopBuild common stock for which vesting was based on service-based conditions and performance-based conditions (each, a “TopBuild PSU Award”), each as granted under the TopBuild Corp. Amended and Restated 2015 Long Term Stock Incentive Plan (the “TopBuild Plan”) was, by virtue of the Titanium Merger, converted into a corresponding QXO restricted stock unit award (and, with respect to each TopBuild PSU Award, with the performance-based vesting conditions deemed satisfied at target and converted into an award of QXO restricted stock units for which vesting is based solely on service-based conditions), in each case, based on an equity award exchange ratio equal to the product of (A) the number of shares of TopBuild common stock, par value $0.01 per share, subject to such award immediately prior to the Titanium Merger effective time, multiplied by (B) 20.200, with any fractional shares rounded to the nearest whole number of shares.
Such converted awards, in each case, remain subject to the same terms and conditions that applied to such awards (excluding performance-based vesting terms) immediately prior to the Titanium Merger effective time; provided that any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild RSU Award or a TopBuild PSU Award have been converted into dividend equivalent rights on the corresponding QXO restricted stock units and any dividend equivalents that become payable with respect to such converted awards will be paid within 30 days following vesting, with any shares issuable upon the vesting and settlement of such converted awards pursuant to the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “QXO Plan”).
This Registration Statement registers QXO common stock issuable with respect to the assumed TopBuild RSU Awards and TopBuild PSU Awards under the QXO Plan that are held by former employees (collectively, the “Former Employees”) of TopBuild and its subsidiaries.
All such shares were previously registered on the Registration Statement on Form S-4 (File No. 333-295973), filed with the SEC on May 18, 2026, as amended by pre-effective Amendment No. 1 thereto filed on May 28, 2026, which the SEC declared effective at 4:00 p.m. Eastern Time on May 29, 2026, but will be subject to issuance pursuant to this Registration Statement.

PROSPECTUS
QXO, Inc.
Common Stock

This prospectus relates to 19,352 shares of our common stock that may be issued upon the vesting and settlement of restricted stock unit awards granted under the TopBuild Corp. Amended and Restated 2015 Long Term Stock Incentive Plan (the “TopBuild Plan”) and assumed by us in connection with our acquisition of TopBuild Corp. (“TopBuild”) that are held by former employees (the “Former Employees”) of TopBuild and its subsidiaries. You should read this prospectus, together with the documents we incorporate by reference, carefully before you invest in our common stock.
We will not receive any proceeds from the issuance of shares of our common stock in connection with the vesting or settlement of the restricted stock units held by Former Employees.
Our shares of common stock are listed on The New York Stock Exchange (“NYSE”) under the symbol “QXO.”
Investing in our common stock involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2026.

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ABOUT THIS PROSPECTUS
This prospectus provides you with a general description of our common stock issuable upon the vesting and settlement of restricted stock units, which were previously granted to Former Employees pursuant to the TopBuild Plan and were assumed by the Company under the QXO Plan in connection with our acquisition of TopBuild.
Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You should read this prospectus together with the additional information described herein under the headings “Where You Can Find More Information” and “Incorporation by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information in this prospectus or any documents we incorporate by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file with the SEC annual, quarterly and current reports, proxy statements and other information. Such reports include our audited financial statements. Our publicly available filings can be found free of charge on the SEC’s website at www.sec.gov. Our filings may also be found free of charge on our corporate website at www.qxo.com/investors. Information on or accessible through our website does not constitute part of this prospectus (except for SEC reports expressly incorporated by reference herein).
As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. The following documents have been filed with the SEC and are incorporated by reference into this prospectus:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (filed on February 27, 2026);

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (filed on May 12, 2026);

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our Current Reports on Form 8-K filed on January 5, 2026, January 12, 2026, January 15, 2026, January 20, 2026, February 11, 2026, March 17, 2026, April 1, 2026, April 20, 2026, April 29, 2026, May 8, 2026, May 11, 2026, May 18, 2026, May 29, 2026, June 4, 2026, June 12, 2026, June 17, 2026, June 22, 2026, June 29, 2026, June 30, 2026 and July 1, 2026;

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Part I, Items 1, 1A and 2 and Part II, Items 7, 8 and 9A of the Annual Report on Form 10-K for the year ended December 31, 2025 (filed on February 26, 2026) of TopBuild and Part I, Items 1 and 2 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (filed on May 5, 2026) of TopBuild; and

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the description of the Company’s common stock contained in the Company’s Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 6, 2024, including any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents that we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and any prospectus supplement and (2) the date securities are no longer offered pursuant to this prospectus and any prospectus supplement, will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such reports and documents.
You should not assume that the information in this prospectus, any prospectus supplement, any applicable pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:
QXO, Inc.
Attention: Chief Legal Officer
Five American Lane
Greenwich, CT 06831
Telephone: (888) 998-6000
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.
These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC, and the following:
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an inability to obtain the products we distribute resulting in lost revenues and reduced margins and damaging relationships with customers;

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a change in supplier pricing and demand adversely affecting our income and gross margins;

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a change in vendor rebates adversely affecting our income and gross margins;

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our inability to identify potential acquisition targets, successfully complete acquisitions on acceptable terms, or successfully integrate acquired businesses into our operations;

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risks related to maintaining our safety record;

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the possibility that building products distribution industry demand may soften or shift substantially due to cyclicality or dependence on general economic and political conditions, including inflation or deflation, interest rates, governmental subsidies or incentives, consumer confidence, labor and supply shortages, weather and commodity prices;

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risks related to fragmentation in our industry and the possibility that regional or global barriers to trade or a global trade war could increase the cost of products in the building products distribution industry, which could adversely impact the competitiveness of such products and the financial results of businesses in the industry;

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seasonality, weather-related conditions and natural disasters;

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risks related to the effective development and proper functioning of our information technology systems, including from cybersecurity threats, artificial intelligence use, and digital transformation initiatives;

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loss of key talent or our inability to attract and retain new qualified talent;

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risks related to work stoppages, union negotiations, labor disputes and other matters associated with our labor force or the labor force of our suppliers or customers;

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our dependence on Brad Jacobs as chairman and chief executive officer and the impact of the loss of Mr. Jacobs in these roles;

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the risk that Mr. Jacobs’ past performance may not be representative of future results;

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the risk that the anticipated benefits of our acquisition of Beacon Roofing Supply, Inc. (the “Beacon Acquisition”), Kodiak Building Partners Inc. (the “Kodiak Acquisition”), TopBuild (the “TopBuild Acquisition”) or any future acquisition may not be fully realized or may take longer to realize than expected;

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the effect of the Beacon Acquisition and Kodiak Acquisition, the TopBuild Acquisition or any future acquisition on our business relationships with employees, customers or suppliers, operating results and business generally;

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risks related to our obligations under the indebtedness we incurred in connection with the Beacon Acquisition and the TopBuild Acquisition;

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the possible economic impact of the Company’s outstanding warrants and preferred stock on the Company and the holders of its common stock, including market price volatility, dilution from the exercise or conversion of the warrants or preferred stock, or the impact of dividend payments or liquidation preferences from preferred stock that remains outstanding;

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challenges raising additional equity or debt capital from public or private markets to pursue the Company’s business plan and the effects that raising such capital may have on the Company and its business;

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the possibility that new investors in any future financing transactions could gain rights, preferences and privileges senior to those of the Company’s existing stockholders;

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risks associated with periodic litigation, regulatory proceedings and enforcement actions, which may adversely affect the Company’s business and financial performance;

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the impact of legislative, regulatory, economic, competitive and technological changes;

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unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and

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other factors, including those set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

All forward-looking statements set forth in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this prospectus speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements except to the extent required by law.

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PROSPECTUS SUMMARY
This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should carefully read the entire prospectus and the documents incorporated by reference herein, including the sections titled “Risk Factors” in this prospectus and any documents incorporated by reference herein. Some of the statements in the following summary constitute forward-looking statements. See “Forward-Looking Statements.”
The Company
QXO was created to build a tech-forward leader in the approximately $800 billion building products distribution sector.
On April 29, 2025, the Company completed its acquisition of Beacon Roofing Supply, Inc. (“Beacon”), pursuant to the Agreement and Plan of Merger, dated as of March 20, 2025 (the “Merger Agreement”), by and among QXO, Beacon, and Queen MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Beacon (the “Beacon Acquisition”), with Beacon surviving as a wholly owned subsidiary of QXO and being renamed QXO Building Products, Inc. (“QXO Building Products”). QXO Building Products has served the building industry for over 95 years and operates approximately 600 branches throughout all 50 states in the U.S. and seven provinces in Canada. QXO Building Products offers an extensive range of high-quality professional grade exterior products and serves over 110,000 residential and non-residential customers. QXO Building Products’ scale and leading position in the roofing and complementary building products distribution market made it the ideal initial acquisition for QXO’s value creation playbook.
QXO is the largest publicly-traded distributor of roofing, waterproofing and complementary building products in North America.
Recent Developments
Acquisition of Kodiak
On April 1, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 10, 2026 (the “Kodiak Merger Agreement”), by and among QXO, Building Partners Inc. (“Kodiak”), Juno Merger Sub, Inc., a wholly owned subsidiary of QXO (“Kodiak Merger Sub”), and CSC Shareholder Services LLC, in its capacity as shareholder representative, Kodiak Merger Sub merged with and into Kodiak (the “Kodiak Merger”), with Kodiak surviving the Kodiak Merger as an indirect, wholly owned subsidiary of QXO. At the effective time of the Kodiak Merger, QXO paid to equityholders of Kodiak an amount in cash equal to $2.0 billion (subject to customary adjustments for working capital, indebtedness, cash and transaction expenses as set forth in the Kodiak Merger Agreement) plus 13,157,895 shares (the “Consideration Shares”) of common stock. Pursuant to the Kodiak Merger Agreement, QXO has the right to repurchase the Consideration Shares for $40 per share at any time, subject to the terms and conditions set forth in the Kodiak Merger Agreement.
In connection with the closing of the Kodiak Merger, pursuant to the terms of the Investment Agreement, dated as of January 5, 2026 (as amended, the “Series C Investment Agreement”), between QXO and the investors party thereto (the “Series C Investors”), QXO issued 200,000 shares of Series C Preferred Stock (as defined below) to the Series C Investors for $2.0 billion in cash, which was used to fund the Kodiak Merger.
Acquisition of TopBuild
On July 1, 2026, pursuant to the terms of the Agreement and Plan of Merger (the “TopBuild Merger Agreement”) with TopBuild, Titanium MergerCo, Inc., a wholly owned subsidiary of QXO, and Titanium MergerCo 2, LLC, a wholly owned subsidiary of QXO, QXO completed the TopBuild Acquisition and paid to equityholders of TopBuild an amount in cash equal to approximately $6.4 billion and approximately 312.1 million shares of common stock.

In connection with the closing of the TopBuild Acquisition, QXO issued an additional 100,000 shares of Series C Preferred Stock to the Series C Investors for $1.0 billion in cash, incurred an incremental term loan for $3.0 billion in gross proceeds and released from escrow $3.0 billion in gross proceeds from the issuance of 6.500% Senior Notes due 2031 and 6.875% Senior Notes due 2034, all of which were used to fund the TopBuild Acquisition and pay related fees and expenses.
Corporate Information
Our principal executive offices are located at Five American Lane, Greenwich, Connecticut 06831. Our telephone number is (888) 998-6000. Our website is www.qxo.com. The information on our website is not incorporated by reference into this prospectus (except for SEC reports that are expressly incorporated by reference herein).

The Offering
Issuer
QXO, Inc.
Shares of common stock
offered
19,352 shares of our common stock.
Use of proceeds
We will not receive any proceeds from the issuance of shares of our common stock in connection with the vesting or settlement of the restricted stock units held by Former Employees.
Risk factors
Investing in our common stock involves significant risks. See “Risk Factors” in this prospectus, as well as other information included in or incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our shares.
NYSE symbol
“QXO.”

RISK FACTORS
Investing in our securities involves risk. Before you decide whether to purchase any of our securities, you should carefully consider the specific risks discussed in, or incorporated by reference into, this prospectus, together with all the other information contained in this prospectus or incorporated by reference into this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For more information, please see “Incorporation by Reference.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS
We will not receive any proceeds from the issuance of shares of QXO common stock upon the vesting and settlement of the restricted stock units held by Former Employees under the QXO Plan.

DESCRIPTION OF CAPITAL STOCK
As of July 1, 2026, QXO, Inc. (“QXO,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, par value $0.00001 per share, and (ii) depositary shares (“Depositary Shares”), each representing a 1/20th interest in a share of our 5.50% Series B Mandatory Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”).
The following is a description of the material terms of our capital stock, as well as other material terms of the Company’s Fifth Amended and Restated Certificate of Incorporation (as amended, the “Amended and Restated Charter”), Amended and Restated Bylaws (the “Amended and Restated Bylaws”) and other relevant documents. This description is only a summary. You should read it together with the Company’s Amended and Restated Charter and Amended and Restated Bylaws, which are included as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) and incorporated herein by reference.
QXO’s authorized capital stock is comprised of 4,010,000,000 shares, consisting of (i) 4,000,000,000 shares of QXO’s common stock, par value $0.00001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by QXO’s board of directors.
As of July 1, 2026, there were approximately 1,037.5 million outstanding shares of the Company’s common stock and 1,875,000 outstanding shares of the Company’s preferred stock.
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
The holders of QXO common stock are entitled to one vote per share on all matters submitted to a vote of QXO’s stockholders (including the election or removal of directors), and do not have cumulative voting rights. Except as otherwise provided in the Amended and Restated Charter or as required by law, all matters to be voted on by QXO’s stockholders will be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy.
Dividend Rights
Holders of QXO common stock will share equally in any dividends that may be declared by QXO’s board of directors out of assets or funds legally available therefor, subject to the rights of the holders of any outstanding preferred stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of QXO’s affairs, holders of QXO common stock would be entitled to share ratably in QXO’s assets that are legally available for distribution to stockholders. If QXO has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, QXO must pay the applicable distribution to the holders of its preferred stock before it may pay distributions to the holders of QXO common stock.
Other Rights
Holders of QXO common stock do not have preemptive, subscription, redemption or conversion rights. All outstanding shares of QXO common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of QXO common stock will be subject to those of the holders of any shares of preferred stock that QXO may issue in the future.

Preferred Stock
QXO’s board of directors is authorized to provide for one or more series of preferred stock and to fix the terms of such preferred stock, including the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preferences and to fix the number of shares to be included in any such series without any further vote or action by QXO’s stockholders. Any preferred stock so issued may rank senior to QXO’s common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of QXO without further action by the stockholders and may adversely affect the voting and other rights of the holders of QXO common stock.
Convertible Perpetual Preferred Stock
The following is a summary of the material terms of the Company’s convertible perpetual preferred stock (the “Convertible Perpetual Preferred Stock”) as contained in the Certificate of Designation of Convertible Perpetual Preferred Stock of the Company (the “Convertible Perpetual Preferred Stock Certificate of Designation”). The following description of the Convertible Perpetual Preferred Stock is not complete and is qualified in its entirety by reference to the complete text of the Convertible Perpetual Preferred Stock Certificate of Designation, a copy of which is included as an exhibit to the Company’s 2025 Annual Report and incorporated herein by reference.
Authorized Shares and Liquidation Preference
The Company has designated 1,000,000 authorized shares of preferred stock as Convertible Perpetual Preferred Stock. Each share of Convertible Perpetual Preferred Stock has an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $1,000,000,000.
Ranking
The Convertible Perpetual Preferred Stock ranks, with respect to dividend rights and distribution of assets upon liquidation, winding-up or dissolution, senior to the Company’s common stock, senior to the Series B Preferred Stock (as defined below) and senior to each other class or series of capital stock, whether outstanding or established after the date of issuance of the Convertible Perpetual Preferred Stock, the terms of which do not expressly provide that it ranks senior to or on parity with the Convertible Perpetual Preferred Stock as to payment of dividends and distribution of assets upon liquidation, winding-up or dissolution. The Convertible Perpetual Preferred Stock ranks on parity with or junior to each class or series of capital stock, the terms of which expressly provide for a pari passu or senior ranking, respectively, relative to the Convertible Perpetual Preferred Stock.
Dividends
Dividends on the Convertible Perpetual Preferred Stock are payable quarterly, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of the assets legally available for the payment of dividends, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year at the rate per annum of 9% per share on the then-applicable liquidation preference (subject to the following paragraph). The amount of dividends payable for any period that is shorter or longer than a full quarterly dividend period, other than for the period commencing on the issuance date and ending on the first date after issuance on which the Convertible Perpetual Preferred Stock would be entitled to a dividend payment, will be computed on the basis of a 360-day year consisting of twelve 30-day months.
In the event that the Company pays dividends on shares of its common stock in any dividend period with respect to the Convertible Perpetual Preferred Stock, then the dividend payable in respect of each share of Convertible Perpetual Preferred Stock for such period will be equal to the greater of (a) the amount otherwise payable in respect of such share of Convertible Perpetual Preferred Stock in accordance with the foregoing paragraph and (b) the product of (i) the aggregate dividends payable per share of the Company’s common stock in such dividend period multiplied by (ii) the number of shares of the Company’s common stock into which such share of Convertible Perpetual Preferred Stock is then convertible.
A dividend period with respect to a dividend payment date is the period commencing on the preceding dividend payment date or, if none, the date of original issuance, and ending on the day immediately prior to the next dividend payment date.
The Company will make each dividend payment on the Convertible Perpetual Preferred Stock in cash.
Accretion
If the Company is unable, or otherwise fails, to pay dividends in cash and in full on the Convertible Perpetual Preferred Stock on any dividend payment date, the then-applicable liquidation preference on each share of Convertible Perpetual Preferred Stock will be increased automatically as of the first day of the immediately succeeding dividend period by the amount of the unpaid dividends. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the liquidation preference of each share of Convertible Perpetual Preferred Stock, including such accreted dividends, determined as of the first day of the relevant dividend period. The Company may pay all or a portion of any dividends so accreted on any regular dividend payment date, or any other date fixed by the Board of Directors of the Company or a duly authorized committee thereof.
Payment Restrictions
No dividends or other distributions may be declared or paid on any capital stock of the Company ranking on parity with or junior to the Convertible Perpetual Preferred Stock (including the Company’s common stock), other than dividends and distributions payable solely in stock and cash paid in lieu of fractional shares, and no such capital stock may be redeemed or repurchased by or on behalf of the Company, unless all accrued and unpaid dividends have been paid on the Convertible Perpetual Preferred Stock and any capital stock of the Company ranking on parity with the Convertible Perpetual Preferred Stock. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Perpetual Preferred Stock and any parity stock, dividends may be declared and paid on the Convertible Perpetual Preferred Stock and such parity stock so long as the dividends are declared and paid pro rata.
Liquidation
In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Convertible Perpetual Preferred Stock will be entitled, before any distribution to the holders of shares of the Series B Preferred Stock (as defined below) or Company’s common stock or any other junior capital stock, and subject to the rights of the Company’s creditors, to receive an amount equal to the greater of (a) the aggregate accreted liquidation preference on their shares of Convertible Perpetual Preferred Stock plus an amount equal to any accrued and unpaid dividends (whether or not declared) for the then-current dividend period and (b) the payment or distribution to which such holders would have been entitled if their shares of Convertible Perpetual Preferred Stock were converted into shares of the Company’s common stock immediately before such liquidation, dissolution or winding-up (without accounting for the accreted liquidation preference otherwise payable).
Voting Rights
Holders of Convertible Perpetual Preferred Stock will vote together with the holders of the Company’s common stock on an “as-converted” basis on all matters, except as otherwise required by law. In addition, the approval of the holders of at least a majority of the outstanding shares of the Convertible Perpetual Preferred Stock, voting separately as a single class, will be required (a) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Convertible Perpetual Preferred Stock Certificate of Designation, (b) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Amended and Restated Charter or the Amended and Restated Bylaws if such amendment, alteration or repeal would have an adverse effect on the powers, preferences, privileges or rights of the holders of the Convertible Perpetual Preferred Stock, (c) to authorize, create, issue or increase the authorized amount of, or issue or authorize any obligation or security convertible into, exchangeable for or evidencing a right to purchase, any capital stock of the Company ranking on parity with or senior to the Convertible Perpetual Preferred Stock, (d) to reclassify any authorized capital stock of the Company into any parity stock or senior stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any parity stock or senior stock, or (e) for any increase or decrease in the authorized number of shares of Convertible Perpetual Preferred Stock or the issuance of shares of Convertible Perpetual Preferred Stock after the date of issuance of the Convertible Perpetual Preferred Stock.
Conversion
The Convertible Perpetual Preferred Stock is convertible at any time, in whole or in part, at the option of the holder thereof into a number of shares of the Company’s common stock equal to the then-applicable liquidation preference divided by the then-applicable conversion price, which, as of July 1, 2026, was $4.566 per share of the Company’s common stock.
The Convertible Perpetual Preferred Stock has the benefit of customary anti-dilution adjustments.
Redemption
The Convertible Perpetual Preferred Stock is not redeemable or subject to any required offer to purchase.
Series B Preferred Stock
The following is a summary of the material terms of the Company’s Series B Preferred Stock as contained in the Certificate of Designations of 5.50% Series B Mandatory Convertible Preferred Stock (the “Series B Certificate of Designations”). The following description of the Series B Preferred Stock is not complete and is qualified in its entirety by reference to the complete text of the Series B Certificate of Designations, a copy of which is included as an exhibit to the Company’s 2025 Annual Report and incorporated herein by reference.
Authorized Shares and Liquidation Preference
The Company has designated 575,000 shares of preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $575,000,000.
Ranking
The Series B Preferred Stock ranks, with respect to dividend rights and distribution of assets upon liquidation, winding-up or dissolution, senior to the Company’s common stock and each other class or series of capital stock, whether outstanding or established after the date of issuance of the Series B Preferred Stock, the terms of which do not expressly provide that it ranks senior to or on parity with the Series B Preferred Stock as to payment of dividends and distribution of assets upon liquidation, winding-up or dissolution. The Series B Preferred Stock ranks on parity with or junior to each class or series of capital stock, the terms of which expressly provide for a pari passu or senior ranking, respectively, relative to the Series B Preferred Stock. The Series B Preferred Stock ranks junior to the Convertible Perpetual Preferred Stock.
Dividends
Dividends on the Series B Preferred Stock are payable quarterly, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of the assets legally available for the payment of cumulative dividends, on February 15, May 15, August 15 and November 15 of each year to, and including May 15, 2028, commencing on, and including August 15, 2025, at the rate per annum of 5.50% on the liquidation preference of $1,000 per share. The Company will make each dividend payment on the Series B Preferred Stock in cash, by delivery of shares of the Company’s common stock or through any combination of cash and shares of the Company’s common stock, as determined by the Board of Directors of the Company.

Payment Restrictions
No dividends or other distributions may be declared or paid on any capital stock of the Company ranking on parity with or junior to the Series B Preferred Stock (including the Company’s common stock), other than dividends and distributions payable solely in stock, cash paid in lieu of fractional shares and certain other exceptions, and no such capital stock may be redeemed or repurchased by or on behalf of the Company, unless all accrued and unpaid dividends have been paid on the Series B Preferred Stock and any capital stock of the Company ranking on parity with the Series B Preferred Stock. Notwithstanding the foregoing, when dividends on shares of the Series B Preferred Stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the Series B Preferred Stock such that the respective amounts of such dividends are declared pro rata.
Liquidation
In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled before any distribution to the holders of shares of the Company’s common stock or any other junior capital stock, and subject to the rights of the Company’s creditors and holders of any senior stock (including the Convertible Perpetual Preferred Stock), to receive a liquidation preference in the amount of $1,000 per share of the Series B Preferred Stock, plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the Company’s assets available for distribution to the Company’s stockholders.
Voting Rights
Whenever dividends on any shares of Series B Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not consecutive dividend periods, the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, will be entitled at the Company’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of the Company’s Board of Directors; provided that the election of any such directors will not cause the Company to violate the corporate governance requirements of the New York Stock Exchange. In the event of a nonpayment, the Company will increase the number of directors on the Company’s Board of Directors by two, and the new directors will be elected at an annual or special meeting of stockholders called by the Company’s Board of Directors, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Series B Preferred Stock or of any other series of voting preferred stock, and at each subsequent annual meeting, so long as the holders of Series B Preferred Stock continue to have such voting rights.
So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock given in person or by proxy, either in writing or at a meeting: (i) authorize or create, or increase the authorized amount of, any senior stock; (ii) amend, alter or repeal the provisions of the Amended and Restated Charter or the Series B Certificate of Designations so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Series B Preferred Stock; or (iii) consummate a binding share exchange or reclassification involving the shares of Series B Preferred Stock or a merger or consolidation of the Company with or into another entity, unless the Series B Preferred Stock remains outstanding or is replaced by preference securities with terms no less favorable to holders in any material respect, in each case, subject to certain exceptions.
Conversion
The Series B Preferred Stock will automatically convert on the mandatory conversion date, into a number of shares of the Company’s common stock equal to the conversion rate.

The conversion rate, which is the number of shares of the Company’s common stock issuable upon conversion of each share of Series B Preferred Stock on the mandatory conversion date (excluding any shares of the Company’s common stock issued in respect of accumulated but unpaid dividends, if any) is as follows:
•
if the applicable market value of the Company’s common stock is greater than the “threshold appreciation price” (which is initially $20.2126), then the conversion rate is 49.4740 shares of common stock per share of Series B Preferred Stock, which is approximately equal to $1,000 divided by the threshold appreciation price;

•
if the applicable market value of the Company’s common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price” (which is initially $16.5000), then the conversion rate is equal to $1,000 divided by the applicable market value of common stock, rounded to the nearest ten-thousandth of a share, which will be between 49.4740 and 60.6060 shares of common stock per share of Series B Preferred Stock; or

•
if the applicable market value of the Company’s common stock is less than the initial price, then the conversion rate will be 60.6060 shares of common stock per share of Series B Preferred Stock, which is approximately equal to $1,000 divided by the initial price.

The Series B Preferred Stock has the benefit of customary anti-dilution adjustments.
Additionally, holders of Series B Preferred Stock may elect to convert their shares of Series B Preferred Stock upon a fundamental change of the Company. A fundamental change includes (i) a person or group acquiring beneficial ownership of more than 50% of the Company’s common stock, (ii) the sale of substantially all our assets or recapitalization, reclassification, change, merger, or consolidation of our common stock into other securities or assets, and (iii) our common stock ceasing to be listed on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors). Shares of Series B Preferred Stock may be converted, in part or in whole, at the conversion rate set forth in the Series B Certificate of Designations.
Redemption
The Series B Preferred Stock is not redeemable or subject to any required offer to purchase. However, at the Company’s option, the Company may purchase the Series B Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.
Series C Preferred Stock
The following is a summary of the material terms of the Company’s Series C Convertible Perpetual Preferred Stock (“Series C Preferred Stock”) as contained in the Certificate of Designations of Series C Convertible Perpetual Preferred Stock (the “Series C Certificate of Designations”). The following description of the Series C Preferred Stock is not complete and is qualified in its entirety by reference to the complete text of the Series C Certificate of Designations, a copy of which is included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2026 and incorporated herein by reference.
Authorized Shares and Stated Value
The Company has designated 300,000 shares of preferred stock as Series C Preferred Stock. Each share of Series C Preferred Stock has a liquidation preference of $10,000 per share, for an aggregate initial liquidation preference of $3,000,000,000. The Stated Value may increase over time to reflect compounded dividends, as described below under “— Dividends.”
Ranking
The Series C Preferred Stock ranks, with respect to dividend rights and distribution of assets upon liquidation, winding-up or dissolution, senior to the Company’s common stock and each other class or series of capital stock, whether outstanding or established after the date of issuance of the Series C Preferred Stock, the terms of which do not expressly provide that it ranks senior to or on parity with the Series C

Preferred Stock as to payment of dividends and distribution of assets upon liquidation, winding-up or dissolution. The Series C Preferred Stock ranks on parity with the Series B Preferred Stock and any other class or series of capital stock, the terms of which expressly provide for a pari passu ranking relative to the Series C Preferred Stock. The Series C Preferred Stock ranks junior to the Convertible Perpetual Preferred Stock and any other class or series of capital stock the terms of which expressly provide for a senior ranking relative to the Series C Preferred Stock.
Dividends
Dividends on the Series C Preferred Stock are payable quarterly, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of funds legally available therefor, on the last day of March, June, September and December of each calendar year at the rate per annum of 4.75% on the stated value per share. The Company will make each dividend payment on the Series C Preferred Stock in cash, by delivery of shares of the Company’s common stock or through any combination of cash and shares of the Company’s common stock, as determined by the Board of Directors of the Company.
In the event that the Company declares a dividend or makes a distribution of cash on its common stock, each holder of Series C Preferred Stock will be entitled to participate in such dividend or distribution on an as-converted basis; provided that any such cash dividend or distribution received by holders of Series C Preferred Stock will reduce, on a dollar-for-dollar basis, the dividends payable on the Series C Preferred Stock on the immediately succeeding dividend payment date(s).
Accretion
Any dividends not declared and paid in cash or shares of common stock on any dividend payment date will accrue and be compounded quarterly in arrears on the then-applicable stated value of each share of Series C Preferred Stock on such dividend payment date, and such compounded dividends will be added to and increase the stated value of the Series C Preferred Stock. The Company may pay all or a portion of any dividends so compounded at any time as determined by the Board of Directors of the Company or a duly authorized committee thereof.
Payment Restrictions
If the Company makes any portion of a dividend payment on the Series C Preferred Stock in the form of compounded dividends for any dividend period, the Company may not pay any dividends with respect to the common stock, any junior securities or other parity securities unless and until all such compounded dividends have been paid in cash or registered shares of common stock. Notwithstanding the foregoing, this restriction does not apply to (a) dividend payments on the Series C Preferred Stock paid on a pro rata basis in cash and/or registered shares of common stock, (b) dividends with respect to the Convertible Perpetual Preferred Stock or the Series B Preferred Stock and (c) dividends with respect to other parity securities so long as such dividends are paid in the form of compounded dividends or are paid on a pro rata basis with the Series C Preferred Stock in the same form (whether cash or common stock).
Liquidation
In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series C Preferred Stock will be entitled before any distribution to the holders of shares of the Company’s common stock or any other junior capital stock, on a parity basis with holders of any parity securities and subject to the rights of the Company’s creditors and holders of any senior securities (including the Convertible Perpetual Preferred Stock), to receive a liquidation preference in the amount equal to the greater of (a) the stated value per share, plus an amount equal to accrued and unpaid dividends thereon and (b) the amount that such holder would have received had such holder converted its shares into common stock at the then-applicable conversion price immediately prior to such event.
Voting Rights
Each holder of outstanding shares of Series C Preferred Stock will be entitled to vote with holders of outstanding shares of common stock, voting together as a single class, on all matters presented to stockholders of the Company, except as otherwise required by law and subject to certain requirements as described in the Series C Investment Agreement. So long as any shares of Series C Preferred Stock remain outstanding, without the prior written approval of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock, the Company may not: (a) amend, modify or waive any provision of the Series C Certificate of Designations or the Company’s certificate of incorporation or bylaws in a manner that adversely alters or changes the rights, powers, preferences or privileges of the holders of the Series C Preferred Stock; (b) create any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock, or increase or decrease the authorized number of, or issue additional shares of, Series C Preferred Stock, Senior Securities or parity securities (subject to certain exceptions, including that no consent is required for issuances of Series C Preferred Stock or parity securities not exceeding, in the aggregate, the greater of $10 billion in stated value and an amount consistent with a specified leverage ratio); or (c) repurchase or redeem any junior securities (subject to customary exceptions).
Conversion and Redemption
The Series C Preferred Stock is convertible at any time, in whole or in part, at the option of the holder thereof into a number of shares of the Company’s common stock equal to the then-applicable stated value plus any accrued but unpaid dividends divided by the then-applicable conversion price, which, as of July 1, 2026, is $23.25 per share of the Company’s common stock. The Series C Preferred Stock has the benefit of customary anti-dilution adjustments.
At any time after the second anniversary of the initial issuance of the Series C Preferred Stock, the Company will have the option to require that all or any portion of the then-outstanding shares of Series C Preferred Stock be converted into common stock at the then applicable conversion price if the closing price per share of common stock exceeds (i) from and after the second anniversary and prior to the third anniversary of the initial issue date, 175% of the conversion price and (ii) from and after the third anniversary of the initial issue date, 150% of the conversion price, in each case, then in effect for at least 20 trading days in any period of 30 consecutive trading days immediately prior to the holders’ receipt of the conversion notice from the Company.
At any time on or following the seventh anniversary of the initial issue date, the Company may redeem all or any portion of the outstanding Series C Preferred Stock at the applicable redemption price plus accrued and unpaid dividends thereon. The optional redemption price will be an amount in cash equal to the greater of (a) (i) 107% of the stated value, with respect to a redemption date on or following the seventh anniversary of the initial issue date but prior to the eighth anniversary of the initial issue date, (ii) 104% of the stated value, with respect to a redemption date on or following the eighth anniversary of the initial issue date but prior to the ninth anniversary of the initial issue date and (iii) 100% of the stated value, with respect to a redemption date on or following the ninth anniversary of the initial issue date and (b) the as-converted value.
Fundamental Change Conversion and Redemption
Upon the occurrence of a fundamental change of the Company (i) in certain circumstances, the Company will be obligated to pay a customary fundamental change make-whole premium on the Series C Preferred Stock converted in connection with such fundamental change by increasing the conversion rate on such Series C Preferred Stock and (ii) the Company will be obligated to offer to redeem all of the Series C Preferred Stock for a price in cash equal to the greater of (a) the stated value, plus accrued and unpaid dividends thereon and (b) the as-converted value.
Depositary Shares
General
Each Depositary Share represents a 1/20th interest in a share of the Series B Preferred Stock. Subject to the terms of the Deposit Agreement, dated as of May 27, 2025, among the Company and Equiniti Trust Company, LLC, acting as Depositary, and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”), the Depositary Shares will be entitled to all powers, preferences and special rights of the Series B Preferred Stock, as applicable, in proportion to the fraction of a share of the Series B Preferred Stock those Depositary Shares represent.
Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of the Series B Preferred Stock. So long as the Depositary Shares are held of record by the nominee of The Depositary Trust Company (“DTC”), declared cash dividends in respect of the Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Depositary Shares in accordance with the instructions of such beneficial owners. Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series B Preferred Stock.
Voting Rights
Because each Depositary Share represents a 1/20th interest in a share of the Series B Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Series B Preferred Stock under those circumstances in which holders of the Series B Preferred Stock are entitled to a vote.
When the bank depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the bank depositary will send notice to the record holders of the Depositary Shares relating to the Series B Preferred Stock. Each record holder of Depositary Shares may instruct the bank depositary as to how to vote the amount of the Series B Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will abstain from voting shares of the Series B Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing the Series B Preferred Stock.
With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the Deposit Agreement may at any time and from time to time be amended, altered or supplemented by agreement between us and the bank depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:
•
reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the Deposit Agreement;

•
reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;

•
impair the right, subject to certain requirements set forth in the Deposit Agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the bank depositary with instructions to deliver to it the Series B Preferred Stock and all money and/or other property represented thereby;

•
change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;

•
impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

•
make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or

•
make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.

No Preemptive or Redemption Rights
The Depositary Shares are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions. However, the Company may purchase Depositary Shares from time to time in the open market, by tender offer, exchange offer, or otherwise.

Conversion Rights
Because each Depositary Share represents a 1/20th interest in a share of the Series B Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, each as set forth in the Series B Certificate of Designations.
On any conversion date for the Series B Preferred Stock, each Depositary Share corresponding to the shares of the Series B Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of the Company’s common stock and the amount of any cash received by the bank depositary upon conversion of each share of the Series B Preferred Stock.
After delivery of the Company’s common stock by the transfer agent to the bank depositary following conversion of the Series B Preferred Stock, the bank depositary will transfer the proportional number of shares of the Company’s common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of the Company’s common stock.
No fractional shares of common stock will be issued to holders of the Depositary Shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive a cash adjustment (computed to the nearest cent).
Liquidation
Any final distribution in respect of the Series B Preferred Stock in connection with any liquidation, winding-up or dissolution of the Company shall be distributed to the record holders of the depositary receipts pursuant to the Deposit Agreement.
Withdrawal Rights
A holder of 20 Depositary Shares may withdraw the share of the Series B Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Series B Preferred Stock (and any such cash or other property) will not be required to pay any stock transfer and documentary stamp taxes or duties relating to the issuance or delivery of such shares of Series B Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Series B Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of the Series B Preferred Stock will not have the right under the Deposit Agreement to deposit such shares with the bank depositary in exchange for Depositary Shares.
Charges of Bank Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the Series B Preferred Stock. Except where stated otherwise, holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Series B Preferred Stock upon surrender of depositary receipts, as are expressly provided in the Deposit Agreement to be for their accounts.
Certain Corporate Anti-Takeover Provisions
Certain provisions in our Amended and Restated Charter and Amended and Restated Bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including attempts that might result in a premium being paid over the market price for shares held by stockholders.

Election and Removal of Directors
Our Amended and Restated Charter provides that, subject to the rights of the holders of any series of preferred stock, our directors are elected at an annual meeting of stockholders for terms expiring at the next annual meeting of stockholders. Subject to the rights of the holders of any series of preferred stock, any director may be removed, with or without cause, at any time, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors.
Action by Written Consent; Special Meetings of Stockholders
Pursuant to our Amended and Restated Charter, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing by such stockholders.
Our Amended and Restated Charter provides that, subject to the rights of the holders of any series of preferred stock, special meetings of our stockholders may be called at any time only by or at the direction of the chair of the board of directors, the lead independent director (if one has been appointed) or our board of directors pursuant to a resolution adopted by a majority of the board of directors.
Advance Notice Procedures
Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Our Amended and Restated Bylaws may have the effect of precluding the conduct of certain business proposals or nominations at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Authorized but Unissued Shares
Our authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may by resolution establish one or more series of preferred stock and fix the rights, powers (including voting powers) and preferences, and the qualifications, limitations and restrictions thereof, of each such series, and may issue shares of any such series of preferred stock from time to time. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Limitations on Liability and Indemnification of Officers and Directors
Our Amended and Restated Charter eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Amended and Restated Charter also provides that we will provide our directors and officers with customary rights to indemnification and advancement of expenses.
Listing
Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “QXO.”

The Depositary Shares are listed on the New York Stock Exchange under the trading symbol “QXO.PRB.”
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s common stock, preferred stock and Depositary Shares is Equiniti Trust Company, LLC.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a brief summary of certain U.S. federal income tax consequences applicable to the restricted stock units granted under the TopBuild Plan based on the federal income tax laws in effect on the date of this registration statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code of 1986 (the “Code”)), or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we advise all participants to consult their own tax advisor concerning the tax implications of restricted stock units granted under the QXO Plan.
Restricted Stock Units
Generally, the holder of a restricted stock unit will recognize taxable income when a restricted stock unit is settled in shares of common stock or cash, as applicable, and we may be eligible for a deduction for federal income tax purposes in the same amount, subject to limitations such as under Section 162(m) of the Code. The taxable income from the award generally will be equal to the fair market value of the shares on such date. This income is taxed in the same manner and at the same rates as other compensation income. Taxable income recognized by former employees from the award may be subject to federal income tax withholding, as well as any applicable state and local income tax withholding and FICA tax withholding. There may be individual considerations for restricted stock units which are considered deferred compensation.
The holder may incur a tax liability when subsequently disposing of shares acquired from the restricted stock unit award if those shares are sold at a gain. Generally an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. The cost basis of the shares is equal to the amount previously taxed as compensation income.

PLAN OF DISTRIBUTION
Pursuant to the TopBuild Merger Agreement, QXO assumed certain outstanding equity awards under the TopBuild Plan. The registration statement of which this prospectus forms a part covers the issuance of shares of QXO common stock upon the vesting and settlement of the restricted stock units, which were previously granted to the Former Employees of TopBuild pursuant to the TopBuild Plan and were assumed by QXO under the QXO Plan. The shares of QXO common stock offered by this prospectus are listed on the New York Stock Exchange. We will pay all of the costs of this offering. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance.
The registration statement of which this prospectus forms a part does not cover other assumed awards under the QXO Plan, which were instead registered by the Company on Registration Statement on Form S-8.
For a description of the TopBuild Plan and the assumption under the QXO Plan, refer to “Appendix A — Plan Prospectus and Prospectus Supplement.”

LEGAL MATTERS
Certain legal matters in connection with the offered shares of common stock will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS
QXO, Inc.
The consolidated financial statements of QXO, Inc. as of and for the year ended December 31, 2025, and QXO Building Products, Inc. for the period from January 1, 2025 through April 28, 2025, incorporated by reference in this prospectus by reference to QXO, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of QXO, Inc. as of and for the year ended December 31, 2024, incorporated by reference herein and in the registration statement, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, included in QXO, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
QXO Building Products, Inc.
The consolidated financial statements of QXO Building Products, Inc. (formerly known as Beacon Roofing Supply, Inc.) as of and for the year ended December 31, 2024, appearing in QXO, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Kodiak Building Partners Inc.
The consolidated financial statements of Kodiak Building Partners Inc. as of and for the year ended December 31, 2025 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
TopBuild Corp.
The financial statements of TopBuild Corp. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to TopBuild Corp.’s Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPENDIX A — PLAN PROSPECTUS AND PROSPECTUS SUPPLEMENT
PARTICIPATION GUIDE/PROSPECTUS
FOR
TOPBUILD CORP. 2015 LONG TERM STOCK INCENTIVE PLAN
(ADOPTED EFFECTIVE JUNE 30, 2015)
FEBRUARY 2016

A-i

A-ii

INTRODUCTION
This is a summary of the TopBuild Corp. 2015 Long Term Stock Incentive Plan (as adopted June 30, 2015 (the “Plan”) for eligible employees of and consultants to TopBuild Corp. (the “Company”) and its Affiliates and non-employee directors of the Company. This summary is based on legal documents. If there is a disagreement between this summary or any other written or oral representation and the legal documents, the legal documents always govern. Any capitalized terms used in this summary that are otherwise undefined shall have the same meaning provided in the Plan. In addition, nothing in this summary states or implies a contract of employment between any employee and the Company or its Affiliates.
This summary constitutes part of a prospectus covering the issuance of shares of the Company’s common stock (“Shares”) that has been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Registration Statement on Form S-8. The Securities and Exchange Commission (the “SEC”) allows the Company to “incorporate by reference” into this prospectus the information the Company files with the SEC, which means that the Company can disclose important information to you by referring you to those documents.
The documents incorporated by reference into the registration statement pursuant to which the Shares issued under the Plan are registered are hereby incorporated in this prospectus by reference. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents.
The Company will provide without charge to each Participant in the Plan, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents), as well as any other documents required to be delivered to Participants pursuant to Rule 428(b) under the Securities Act. Requests for such copies, as well as requests for additional information about the Plan and its administrators, should be directed to:
TopBuild Corp.
Attention: Corporate Secretary
260 Jimmy Ann Drive
Daytona Beach, Florida 32114
Telephone: (386) 304-2200
Information regarding the Plan and your Awards is also available on your dashboard at www.computershare.com/employee/us.
No person is authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer of any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
Before exercising any Award granted under the Plan, a Participant should carefully read and consider the Company’s reports and other documents filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INFORMATION ABOUT THE PLAN
General
The Plan was originally adopted by the Board of Directors the Company and Masco Corporation as sole stockholder of the Company as of June 30, 2015 prior to the spin-off of the Company from Masco.
The purposes of the Plan are to (a) encourage employees of and consultants to the Company and its Affiliates and non-employee directors of the Company to acquire a proprietary interest in the Company that will create an increased incentive to contribute to the Company’s future success and prosperity, and (b) to promote the interests of the Company, its Affiliates and its stockholders by strengthening the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals. The Plan is also intended to provide that remuneration paid to Plan Participants is deductible by the Company as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, or qualified under Section 401(a) of the Code.
Shares delivered under the Plan may be either authorized and unissued Shares or Shares purchased by the Company in the open market or otherwise.
Participants are required to pay all taxes resulting from participation in the Plan, including taxes related to the award, purchase, sale or other disposition of the Shares.
The questions and answers that follow provide more information about the Plan. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
Awards
1.   What types of benefits are available under the Plan?
Awards under the Plan shall consist of Stock Options, stock appreciation rights (“SARs”), Restricted Stock, restricted stock units (“RSUs”), Performance Awards payable in cash or Shares, and Dividend Equivalents. Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Shares shall be designed to preserve such restrictions as it may impose. The term “Award” includes any grant of incentive compensation under the Plan to a Participant. The term “Share” means a share of common stock of the Company that, by its terms, may be voted on all matters submitted to stockholders of the Company generally.
Awards may be granted either alone or in addition to, or in tandem with or substitution for any award granted under the Plan or another plan of the Company or an Affiliate.
Administration and Changes
2.   Who administers the Plan?
The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which is composed of at least two members appointed by the Board. Each member of the Committee shall be an “independent director” as defined by the NYSE rules applicable to compensation committee members, a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and an “outside director” as defined by the provisions of Code Section 162(m).
The address of the Committee, and the address from which additional information about the Plan can be obtained, is: TopBuild Corp. Compensation Committee, c/o Corporate Secretary, 260 Jimmy Ann Drive, Daytona Beach, Florida 32114
The Committee, in its complete discretion, has authority to designate Participants, determine the types and amounts of Awards, set the terms of vesting, terms of payment, provisions regarding termination of employment and construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant, to correct any defect or omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan.
Subject to compliance with Section 16 of the Exchange Act, Code Section 162(m), NYSE requirements and applicable state law, the Committee or the Board may (a) delegate to one or more directors of the Company the authority to designate Participants and to determine the number and type of Awards to be granted to Participants and (b) delegate to one or more officers or managers the authority to modify certain terms of or terminate Awards to non-executive employees.
Members of the Committee other than the chairperson receive no compensation for being a member of the Committee. Members of the Committee may be removed and replaced at any time by the Board.
3.   Who bears the costs of administering the Plan?
The Company pays for all administrative expenses.
4.
Can the Plan or an Award be amended without a Participant’s consent?

Yes. The Plan can be amended, or terminated by the Board or the Committee at any time. No amendment of the Plan may be made without the approval of the Company’s stockholders if such approval is required by law or regulatory authority. Unless expressly provided in an Award or the Plan, no amendment to the Plan shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent. However, the Committee may, subject to provisions of Section 409A of the Code, cancel any Award outstanding at any time upon payment of the value of such Award, as determined by the Committee, to the holder thereof in cash or in another Award. The Committee may also amend or terminate an Award to comply with changes in law without a Participant’s consent.
Award Limits
5.   Are there limits on the Awards issuable under the Plan?
The aggregate number of Shares available under the Plan is 4,000,000 Shares. Shares covered by an Award granted under the Plan will be counted against the maximum available Shares only if and when actually issued and delivered to a Participant. Shares will not be considered as issued for purposes of the Plan limit in certain circumstances such as when Awards are forfeited, cancelled or expired. Shares withheld or tendered for payment of the Exercise Price (as defined below) of an Award, Shares withheld or tendered to satisfy withholding taxes, Shares not issued on the Share settlement of SARs, and Shares purchased on the open market shall not be added back to the number of Shares available for the future grant of Awards under the Plan.
The number of Shares which may be issued shall be adjusted (as determined by the Committee, in its discretion) to reflect a split or other similar adjustment affecting the Shares. In addition, in certain cases, shares available under a pre-existing plan of a corporation acquired by or combined with the Company may be used for Awards under the Plan.
No Participant may receive Plan Awards relating to more than 1,000,000 Shares in any twelve-month period. In addition, with respect to any Participant who is a “covered employee” as defined by Code Section 162(m), the maximum Performance Award payable in cash that may be granted with respect to any twelve-month period is $5 million.
Eligibility and Terms of Award
6.   Who is eligible to receive benefits under the Plan?
Participants in the Plan will be designated by the Committee and may consist of employees of and consultants to the Company and its Affiliates and non-employee directors of the Company.

7.   Will I receive the same benefits each year or the same benefits that other Participants receive each year?
No. Awards are determined by the Committee, in its discretion, and may not be the same for each Participant. The specific terms of an Award will be set forth in the Award agreement delivered to a Participant. Awards to individual Participants for any year may not be the same in subsequent years, and might not be made to the same group of Participants in subsequent years. The Committee will consider all factors it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.
8.   Forms of payment under Awards
Payments due from the Company or an Affiliate upon grant, exercise or payment of an Award may be made in such form or forms as the Committee may determine including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof. Payments due from a Participant upon exercise of a Stock Option or vesting of an Award may be made in such forms as the Committee may determine including, without limitation, cash, Shares, other Awards or other property having a fair market value equal to the exercise price and any withholding tax amounts due.
9.
Where can I find a summary of my Awards and activity?

A summary of your current outstanding and exercisable Awards as well as your Award activity is available on your dashboard at www.computershare.com/employee/us.
Stock Options
10.
What is a Stock Option?

A Stock Option is an Award from the Company that entitles the recipient to purchase a specific number of Shares, under set terms and at a fixed price during a specified period. A Stock Option can either be qualified as an Incentive Stock Option under Code Section 422 (“ISO”) or an option that is not qualified under Code Section 422 (“NSO”).
The actual purchase of Shares from the Company pursuant to the Stock Option is called the “exercise” of the option. The Shares acquired can be either kept or sold.
The Committee will determine the number of Shares subject to each Stock Option, whether the Stock Option is an ISO, the Exercise Price, the term of the Stock Option, the time or times at which the Stock Option may be exercised, the effect of death, disability, retirement or other termination of employment or service, and all other terms and conditions of the Stock Option. The terms of an ISO shall comply in all respects with the required provisions of Section 422 of the Code (or its successor) and the regulations thereunder. A Stock Option that fails to qualify as an ISO will be deemed to be a NSO. No Stock Option shall be exercisable later than the date set forth in the Stock Option Award, which in no event will be later than the tenth anniversary of the date of grant.
11.
What is the purchase price of Shares subject to a Stock Option?

The Committee determines the price of Shares covered by each Stock Option (the “Exercise Price”), subject to the limitation that the Exercise Price may not be less than 100% of the fair market value of the Shares on the date the grant is made.
The Exercise Price generally stays the same until the Stock Option expires, except for required equitable adjustments resulting from Share splits or other changes in the capitalization of the Company as described below.
12.
When can I exercise my Stock Options?

Generally, Stock Options may be exercised at any time after they have vested and prior to the termination date set forth in the Award agreement. The vesting schedule of your Stock Option will be set forth in your Award agreement.

13. Can I exercise my Stock Option for less than all of the Shares covered by the Stock Option?
Yes. Vested Stock Options may be exercised in whole or in part (with a minimum exercise of at least one whole share) at any time permitted under the terms of the Stock Option.
14.
How do I exercise a Stock Option?

Stock Options must be exercised in accordance with the procedures adopted by the Committee and effective at the time of exercise. You exercise a Stock Option by contacting the Company, completing the required forms, and arranging applicable payment for the Shares and any taxes due. Payment for Shares purchased upon exercise of a Stock Option must be made in full at the time exercised for all Shares purchased.
Stock Appreciation Rights (SARs)
15.
What are stock appreciation rights (SARs)?

A SAR entitles the holder to receive, upon surrender of the SAR, a cash amount equal to the excess of the fair market value of a specified number of Shares on the date of surrender over the fair market value of such Shares on the date of grant. A holder of an SAR does not have any rights of a stockholder.
Restricted Stock and Restricted Stock Units
16.
What is Restricted Stock?

Restricted Stock consists of Shares which are transferred or sold by the Company to a Participant but are subject to restrictions on their sale or other transfer and are therefore subject to substantial risk of forfeiture. The Committee is authorized to determine the Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of Shares to be granted, the price to be paid, if any, the time or times within which the Shares covered by such grants will be subject to forfeiture, the nature of the restrictions, the time or times at which the restrictions will terminate and all other terms and conditions of the grants. Conditions applicable to Restricted Stock could include, but are not limited to, continuous service with the Company or its Affiliates and the attainment of Performance Criteria described in Question 21 or other restrictions such as an agreement not to compete or engage in certain other activities harmful to the Company.
New Awards of Restricted Stock granted to a Participant in or after the calendar year in which such Participant attains age 65 will vest in five equal annual installments or such earlier vesting as may be specified in the Award Agreement. With respect to an Award granted to a Participant prior to the calendar year in which the Participant attains age 65, if in the calendar year in which the Participant attains age 65 the Restricted Period then remaining thereunder is longer than five years, the Restricted Period shall be shortened so that commencing in the calendar year that a Participant attains age 66, the restrictions contained in the Award shall lapse in equal annual installments such that the Participant shall be fully vested not later than the end of the calendar year in which the Participant attains age 70.
Depending upon the terms of your Award agreement, you may be given, with respect to the shares of Restricted Stock, any or all rights of a stockholder of the Company, including the right to vote the Shares and the right to receive any cash or Share dividends or Dividend Equivalents, and interest on such dividends or Dividend Equivalents, provided that no Dividend Equivalents may be paid on unearned Performance Awards.
18.
What are Restricted Stock Units?

Restricted Stock Units or RSUs entitle the holder to cash, Shares or other securities, other Awards or other property at a time in the future if certain conditions are met. Similar to Restricted Stock, RSUs are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer. The Committee is authorized to determine the Participants to whom, and the time or times at which, grants of RSUs will be made, the number of Shares subject to the RSUs, the price to be paid, if any, the time or times within which the RSUs will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants. Conditions applicable to RSUs could include, but are not limited to, continuous service with the Company or its Subsidiaries and the attainment of Performance Criteria or other restrictions such as an agreement not to compete or engage in certain other activities harmful to the Company.
19.
Do I have rights as a stockholder of the Company as a result of holding RSUs?

Depending upon the terms of your Award agreement, you may be given, with respect to the RSUs, some of the rights of a stockholder of the Company, including the right to Dividend Equivalents and interest on such Dividend Equivalents; provided that no Dividend Equivalents may be paid on unearned Performance Awards.
Performance Awards
20.
What are Performance Awards?

Performance Awards entitle a Participant to receive Shares or cash upon the attainment of long-term (generally not less than twelve months) Performance Criteria and other terms and conditions specified by the Committee. Conditions applicable to Performance Shares could also include continuous service with the Company or its Affiliates or other restrictions such as an agreement not to compete or engage in certain other activities harmful to the Company. If the established Performance Criteria are achieved, the Participant will be paid in Shares equal to the number of Performance Shares granted to that Participant, in cash equal to the fair market value of such Shares, or in a combination thereof.
Depending upon the terms of your Award agreement, you may be given, with respect to the Performance Shares that have been earned, some of the rights of a stockholder of the Company, including the right to Dividend Equivalents and interest on such Dividend Equivalents.
21.
What is the basis for determining Performance Criteria?

Performance Criteria shall be based on one or more business criteria that measure the performance of the Company as a whole or any business unit of the Company or its Affiliates.
Performance Criteria shall include, but not be limited to, any of the following (or an equivalent metric):
Cash flow	Return on net assets
Earnings per share	Return on net tangible assets
EBIT	Return on sales
EBITDA	Revenue growth
Gross margin	Revenues
Gross profit	Safety measures
Net income	SG&A as a percent of sales
Operating margin	Total cost productivity
Operating profit	Total shareholder return
Quality measures	Working capital
Return on assets	Working capital as a percent of sales
Return on equity	Working capital efficiency
Return on invested capital
Measurement of Performance Criteria may include or exclude, as provided in an Award agreement, the impact of charges for restructurings, the effects of acquisitions and divestitures and related expenses, losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in the Company’s audited financial statements.

For Awards to Participants covered by Section 162m of the Code, the Performance Criteria must be established by the Committee within 90 days of the beginning of the performance period.
Termination
22.   What happens to my Awards if I die, retire, become disabled or my employment otherwise terminates?
Stock Options:   If the employment of a Participant who holds Stock Options terminates for any reason or if a Participant dies (whether before or after the normal retirement date), Options shall be or become exercisable only as provided in (1) through (5) below:
(1)   If such termination is voluntary on the part of the Participant, such Option may be exercised only if and to the extent such Option was exercisable at the date of termination and only within thirty days (extended to the next business day if falling on a weekend or holiday) after the date of termination. Except as so exercised such Option shall expire at the end of such period.
(2)   If such termination is involuntary on the part of the Participant, such Option may be exercised only if and to the extent such Option was exercisable at the date of termination and only within ninety days (extended to the next business day if falling on a weekend or holiday) after the date of termination. Except as so exercised such Option shall expire at the end of such period.
(3)   If an employee retires on or after the normal retirement date, such Option shall continue to be and become exercisable in accordance with its terms and the provisions of the Plan.
(4)   If a Participant’s employment is terminated by reason of permanent and total disability, all unexercisable installments of such Option shall thereupon become exercisable and shall remain exercisable for the remainder of the Option term.
(5)   If a Participant dies, all unexercisable installments of such Option shall thereupon become exercisable and, at any time or times within one year after such death, the Option may be exercised, as to all or any unexercised portion of the Option. The Company may decline to deliver Shares to a designated beneficiary until it receives indemnity against claims of third parties satisfactory to the Company. Except as so exercised such Option shall expire at the end of such period.
Restricted Stock or RSUs:   If a Participant’s employment terminates for any reason, all Shares of Restricted Stock or RSUs which are still subject to restrictions shall upon such termination be forfeited and transferred back to the Company, except as provided in clauses (A) and (B) below.
(A)   If an employee ceases to be employed by reason of retirement on or after normal retirement date, the restrictions contained in the Award of Restricted Stock or the RSUs shall continue to lapse in the same manner as though employment had not terminated, subject to clause (B) below.
(B)   If a Participant ceases to be employed by reason of permanent and total disability or if a Participant dies, whether before or after the normal retirement date, the restrictions contained in such Participant’s Award of Restricted Stock or RSUs shall lapse.
Other Termination by the Committee:   Notwithstanding any of the provisions of the Plan or instruments evidencing Awards granted thereunder, the Committee may terminate any Award (including the unexercised portion of any Option and any Award of Restricted Stock or Restricted Stock Units which remains subject to restrictions) concurrently with or at any time following termination of employment regardless of the reason for such termination of employment if the Committee shall determine that the Participant has engaged in any activity detrimental to the interests of the Company or an Affiliate.
Forfeiture and Retroactive Adjustments
23.   Are there circumstances under which a Participant would be required to pay back an Award or portion of an Award?
Yes. Any cash or equity-based incentive compensation paid to a Participant under the Plan shall be subject to policies established and amended from time to time by the Company regarding the recovery of erroneously-awarded compensation. In the event the Company has a restatement of its financial statements, other than as a result of changes to accounting rules and regulations, the Committee will have the discretion to require any Participant to return cash or Shares earned, paid or granted during the three year period preceding the date of the restatement.
In the event that the Award agreements contain agreements by a Participant not to engage in certain activities deemed harmful to the Company, the benefits of Awards may be recouped by the Company in accordance with the terms of those agreements.
Disposal of Shares and Transfer of Awards
24.   Can I sell or otherwise dispose of Shares received pursuant to the exercise of Stock Options or other Awards under the Plan?
For persons who are not executive officers or directors of the Company or its Affiliates required to file ownership reports with the SEC, the Shares acquired on exercise of a Stock Option or otherwise under the Plan are otherwise generally freely transferable.
The freedom to sell Shares is restricted while a person is in possession of material non-public information about the Company. In such instances, you should refrain from selling the Shares until the information either is made public or is no longer relevant. In all cases, the sale of Shares received under the Plan should be made in compliance with the Company’s policy on insider trading.
Executive officers and directors who are or become required to file ownership reports with the SEC should be aware that Section 16(b) of the Exchange Act permits the Company to recapture any profit derived from their buying and selling Shares within any six-month period. Therefore, to avoid such recapture, Shares acquired by the exercise of a Stock Option or otherwise should not be sold within six months before or after a non-exempt acquisition of Shares (a Stock Option exercise is an exempt acquisition).
In addition, the directors and certain executive officers of the Company and its Affiliates are “affiliates” under SEC rules and therefore may resell Shares acquired under the Plan only upon compliance with certain restrictions imposed by the Securities Act and Rule 144 promulgated thereunder.
25.   Can I transfer my Stock Options or other Awards?
Not without approval of the Committee and then only Stock Options, Restricted Stock and RSUs may be transferable (a) to a beneficiary designated by the Participant on a form approved by the Committee, (b) by will or the laws of descent and distribution to the personal representative, executor or administrator of the Participant’s estate; or (c) to a revocable trust established by the Participant for the sole benefit of the Participant during the Participant’s life, and under the terms of which the Participant is and remains the sole trustee until death or physical or mental incapacity.
Miscellaneous
26.   What happens to my Awards under the Plan if there is a Change in Control?
The vesting and payment terms applicable to an Award following a Change in Control shall be set forth in the applicable Award agreement.
27.   What constitutes a Change in Control?
The term “Change in Control” is specifically defined in Section 2(e) of the Plan, but generally means one or more of the following events: (1) when the current directors cease for any reason to constitute a least a majority of the Company’s Board of Directors or (2) an individual or group not affiliated with management of the Company acquires, directly or indirectly, securities of the Company representing at least 25% of the combined voting power of outstanding securities of the Company.
28.   What happens to my Awards if there is a stock split or other similar adjustment affecting the Shares?
If the Company shall at any time change the number, class, market price or terms of issued Shares without new consideration to the Company (by Stock dividends, Stock splits, spin-off or other similar transactions), the number of Shares covered by each outstanding Award and the Exercise Price of each outstanding Stock Option and SAR shall be equitably adjusted as determined by the Committee in its discretion.
29.   Can Dividend Equivalents be credited to Awards?
Yes. The Committee is authorized to grant to Participants Awards under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan, such Awards may have such terms and conditions as the Committee shall determine, as set forth in the Award Agreement, but shall not be awarded on unearned Performance Awards.
30.   Will the Company or the Committee notify me prior to the expiration of an Award?
No. Neither the Company nor the Committee has any obligation to notify you or your representative of the forthcoming expiration of the term of a Stock Option or SAR or vesting of Restricted Stock, RSUs, Performance Awards, or any other Awards or to make any other reports regarding the status of your Awards under the Plan, although it may do so voluntarily from time to time. You should maintain personal records that remind you of pending deadlines on any Awards you hold.
31.   Does participation in the Plan affect my employment?
No. Participation in the Plan is no guarantee of employment, nor does it limit the right of the Company or its Subsidiaries to terminate a Participant’s employment at any time.
32.   Does participation in the Plan give me any rights as a stockholder?
Unless specifically set forth in the Award agreement, a Participant does not have any right as a stockholder of the Company in respect of any Shares covered by an Award, nor is he or she entitled to any dividends or other distributions thereon, until and unless ownership of such Shares has been transferred to Participant free of restrictions.
33.   Will taxes be withheld from Awards under the Plan?
The Company shall be entitled to withhold the amount of any tax required with respect to any amounts payable under the Plan. The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations with Shares which would otherwise be acquired upon the exercise of an Award.
FEDERAL INCOME TAX CONSEQUENCES
34.   What are the federal income tax consequences of Awards under the Plan?
The brief discussion which follows is not intended to be a complete statement of the U.S. federal income tax consequences as they relate to Awards under the Plan or to disposing of Shares received under the Plan. The Company urges Participants to consult their own tax advisors before making decisions regarding their Awards.
For tax purposes, the value of the Shares may be equal to the fair market value of the Shares as determined by the Committee pursuant to the terms of the Plan or determined in any other manner established by the Internal Revenue Service.
The Company receives a deduction for federal income tax purposes on the ordinary income you earn when you exercise a Stock Option or vest in any other Award.
Non-Qualified Stock Options.
A Participant does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Participant recognizes ordinary income to the extent the value of the Shares received upon exercise on the date of exercise exceeds the Exercise Price.

If a Participant pays for NSO Shares with Shares the Participant already owns, the optionee recognizes no taxable gain or loss on the number of Shares the Participant surrenders. The surrendered Shares retain their original tax basis and capital gains holding period. Any Shares received in excess of the number surrendered constitute taxable income to the extent the value of the additional Shares received exceeds any cash paid upon the exercise of the NSO. The additional Shares assume a tax basis equal to the sum of (1) the cash paid upon exercise of the NSO and (2) the amount the Participant is required to include in income as a result of the exercise. The capital gains holding period for the additional Shares begins on the day following the date of exercise.
Other Awards.
In the case of an exercise of an SAR or an Award of RSUs, Performance Shares, or other Shares or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the value of any Shares received on the date of payment or delivery. A Participant takes a tax basis in Shares in an amount that is equal to the value of those Shares on the date of receipt.

THIS DOCUMENT CONSTITUTES A SUPPLEMENT TO THE PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
To:
Certain Holders of Restricted Stock Units (“RSUs”) and Performance-Based RSUs (“PSUs”) under the TopBuild Corp. Amended and Restated 2015 Long Term Stock Incentive Plan (the “TopBuild Plan”).

Date:
July 1, 2026

Re:
Acquisition of TopBuild Corp. by QXO, Inc.

The Merger
On April 18, 2026, QXO, Inc., a Delaware corporation (“QXO”), Titanium MergerCo, Inc., a wholly owned subsidiary of QXO (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a wholly owned subsidiary of QXO (“Forward Merger Sub”), and TopBuild Corp., a Delaware corporation (“TopBuild”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). On July 1, 2026 (the “Titanium Merger Effective Time”), pursuant to the Merger Agreement, Titanium Merger Sub merged with and into TopBuild (the “Titanium Merger”), with TopBuild surviving the Titanium Merger as a wholly owned subsidiary of QXO, and immediately thereafter, TopBuild merged with and into Forward Merger Sub (the “Forward Merger” and, together with the Titanium Merger, the “Merger”), with Forward Merger Sub surviving the Forward Merger as a wholly owned subsidiary of QXO. At the Titanium Merger Effective Time, each outstanding share of TopBuild common stock, par value $0.01 per share (each, a “TopBuild Share”), was converted into the right to receive either (x) $505.00 in cash or (y) 20.200 validly issued, fully paid and non-assessable shares of QXO common stock, par value $0.00001 per share (“QXO Shares”), in each case, without interest.
RSUs and PSUs with Respect to TopBuild Shares
In connection with the Merger, (1) each outstanding award of RSUs with respect to TopBuild Shares for which vesting was solely based on service-based conditions (each, a “TopBuild RSU Award”) and (2) each outstanding award of PSUs with respect to TopBuild Shares for which vesting was based on service-based conditions and performance-based conditions (each, a “TopBuild PSU Award”) was converted into a corresponding QXO RSU award (and, with respect to each TopBuild PSU Award, with the performance-based vesting conditions deemed satisfied at target and converted into an award of QXO RSUs for which vesting is based solely on service-based conditions), in each case, based on a number of QXO Shares equal to the product of (A) the number of TopBuild Shares subject to such award immediately prior to the Titanium Merger Effective Time and (B) 20.200, with any fractional shares rounded to the nearest whole number of shares (such converted awards collectively, the “Assumed Awards”). Such Assumed Awards remain subject to the same terms and conditions as were applicable to the original equity awards with respect to TopBuild Shares immediately prior to the effective time of the Merger, except that there will no longer be a performance-based vesting schedule for the PSUs; provided that any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild RSU Award or a TopBuild PSU Award were converted into dividend equivalent rights on the corresponding QXO RSUs and any dividend equivalents that become payable with respect to such Assumed Awards are payable within 30 days following vesting.
Upon completion of the Merger, QXO assumed the awards outstanding under the TopBuild Plan.
Effective as of the completion of the Merger, the total number of outstanding QXO Shares that may be issued under the Assumed Awards was 2,419,596.
Additional information about your Assumed Awards, in each case, with respect to QXO Shares, may be obtained by contacting the Equity Administration Team at equityadministration@qxo.com.

Other Information About the TopBuild Plan
The documents previously delivered to you that were a part of the prospectus relating to the TopBuild Plan contain important information about the TopBuild Plan. Information in any such document that describes TopBuild or TopBuild Shares or relates to the incorporation of TopBuild filings with the Securities and Exchange Commission (the “SEC”) is superseded by the information herein. In addition, except where the context clearly requires otherwise, references in the TopBuild Plan or Prospectus (as defined below) to TopBuild or the board of directors of TopBuild or any committee thereof will be deemed to refer to QXO, the board of directors of QXO or any committee thereof, as applicable.
About QXO Shares
QXO has registered QXO Shares with the SEC for issuance under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “QXO Plan”) upon the exercise or vesting of the Assumed Awards.
The prospectus of which this document is a part (the “Prospectus”) may be used only in connection with offers and sales by QXO of QXO Shares under the QXO Plan and may not be used by a participant for reoffers or resales of QXO Shares.
Information about QXO
QXO is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To comply with the Exchange Act, QXO files reports, proxy statements and other information with the SEC.
The following documents, which QXO has filed with the SEC, are incorporated herein by reference (other than information furnished and not filed, including under Item 2.02 or 7.01, in Current Reports on Form 8-K).
(1)
The Annual Report of QXO on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026.

(2)
The Quarterly Report of QXO on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 12, 2026.

(3)
The Current Reports of QXO on Form 8-K filed with the SEC on January 5, 2026, January 12, 2026, January 15, 2026 (two filings), January 20, 2026, February 11, 2026, March 17, 2026, April 1, 2026, April 20, 2026, April 29, 2026, May 8, 2026, May 11, 2026, May 18, 2026, May 29, 2026, June 4, 2026 (two filings), June 12, 2026, June 17, 2026, June 22, 2026, June 29, 2026, June 30, 2026 and July 1, 2026.

(4)
Part I, Items 1, 1A and 2 and Part II, Items 7, 8 and 9A of the Annual Report of TopBuild on Form 10-K for the fiscal year ended December 31, 2025 (filed with the SEC on February 26, 2026) and Part I, Items 1 and 2 of the Quarterly Report of TopBuild on Form 10-Q for the quarterly period ended March 31, 2026 (filed with the SECon May 5, 2026) of TopBuild.

(5)
The description of QXO’s common stock contained in QXO’s Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to QXO’s Current Report on Form 8-K filed on June 6, 2024, including any amendment or report filed for the purpose of updating any such description.

All documents filed by QXO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any supplement to this Prospectus or any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
You can obtain copies of the above documents (not including exhibits unless specifically incorporated into such documents) without charge upon written or oral request to:
QXO, Inc.
Attention: Chief Legal Officer
Five American Lane
Greenwich, CT 06831
Telephone: (888) 998-6000
In addition, QXO will provide, or cause to be provided, without charge, upon written or oral request at the address, email address or phone number provided above, to all such persons who do not otherwise receive such materials, copies of all reports, proxy statements and other communications distributed to its shareholders generally.
QXO Shares delivered upon settlement of Assumed Awards under the QXO Plan may be newly issued shares or shares acquired in the market and otherwise (treasury shares). No fees, commissions or other charges will be payable to QXO other than the purchase price of the QXO Shares and any applicable withholding tax.
The TopBuild Plan and the QXO Plan are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and are not qualified under Section 401(a) of the Internal Revenue Code, as amended.

You should seek advice, based on your particular circumstances, from an independent tax advisor about the consequences of participating in each of the TopBuild Plan and the QXO Plan.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee.
Amount to be Paid
SEC registration fee	$44(1)
Accounting fees and expenses	150,000
Legal fees and expenses	75,000
Printing expenses	10,000
Total	$235,044

(1)
Excludes offset of SEC registration fees previously paid with respect to a prior registration statement pursuant to Rule 457(p) under the Securities Act. See Exhibit 107 to this registration statement.

Item 15.   Indemnification of Directors and Officers
Section 3 of Article 9 of the Amended and Restated Certificate of Incorporation and Section 6.1 of the Amended and Restated Bylaws require the Company to indemnify and hold harmless, to the full extent permitted under the DGCL, each person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company. Such indemnification covers all expenses, liabilities and losses actually and reasonably incurred or suffered by such individuals.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
As authorized by the Amended and Restated Bylaws, the Company may purchase and maintain at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.
To the fullest extent permitted by the DGCL, the Amended and Restated Charter provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Item 16.   Exhibits
Exhibit Number	Description of Documents
4.1	Fifth Amended and Restated Certificate of Incorporation of QXO, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on June 6, 2024).
4.2	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of QXO, Inc., dated June 6, 2024 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on June 6, 2024).
4.3	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of QXO, Inc., dated July 1, 2026 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on July 1, 2026).
4.4	Amended and Restated Bylaws of QXO, Inc. (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K filed with the SEC on June 6, 2024).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1	QXO, Inc. 2024 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on June 5, 2024).
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Deloitte & Touche LLP.
23.4*	Consent of Ernst & Young LLP.
23.5*	Consent of KPMG LLP.
23.6*	Consent of PricewaterhouseCoopers LLP.
23.7*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney.
107*	Filing Fee Table.

*
Filed herewith.

Item 17.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, QXO, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on July 1, 2026.
QXO, INC.
By:
/s/ Christopher Signorello

Name: Christopher Signorello
Title:   Chief Legal Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 1, 2026.
Signature	Title
* Brad Jacobs	Chairman and Chief Executive Officer (Principal Executive Officer)
* Ihsan Essaid	Chief Financial Officer (Principal Financial Officer)
* Robert Loughran	Interim Chief Accounting Officer (Principal Accounting Officer)
* Allison Landry	Lead Independent Director
* Jason Aiken	Director
* Marlene Colucci	Director
* Alec Covington	Director
* Mario Harik	Director
* Mary Kissel	Director
*By: /s/ Christopher Signorello Christopher Signorello Attorney-in-Fact